Exhibit 99.1

Inergy, L.P. Reports First Quarter Results

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Management to Host Conference Call Today at 11 a.m. CT

Kansas City, MO (January 31, 2012) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the quarter ended December 31, 2011, the first quarter of fiscal 2012. These results of operations are presented on a consolidated basis including the results of Inergy Midstream, L.P.

Inergy reported Adjusted EBITDA of $102.7 million for the quarter ended December 31, 2011, a decrease of $27.4 million, or approximately 21.1%, from $130.1 million for the quarter ended December 31, 2010. Net income (loss) was $(3.6) million for the quarter ended December 31, 2011, and $38.5 million in the same quarter of last year. Net income in the quarter ended December 31, 2011, was negatively impacted by $24.9 million of costs related to the early extinguishment of debt.

“We faced a challenging operating environment in the quarter particularly impacting our propane operations,” said John Sherman, President and CEO of Inergy. “Importantly, we completed the IPO of Inergy Midstream providing us the ability to more efficiently finance the expansion of our growing midstream business. Our management team is highly focused on repositioning the partnership for the future on behalf of our investors.”

Quarterly Results

In the quarter ended December 31, 2011, retail propane gallon sales were 89.3 million gallons compared to 107.1 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain items as discussed below, was $97.0 million for the quarter ended December 31, 2011, compared to $132.3 million for the quarter ended December 31, 2010, excluding certain non-cash gains (charges) of $(0.1) million and $0.4 million, respectively. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $30.4 million in the quarter ended December 31, 2011, compared to $29.7 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $53.5 million for the quarter ended December 31, 2011, from $42.5 million for the same quarter in the prior year.

For the quarter ended December 31, 2011, operating and administrative expenses decreased to $82.6 million compared to $84.5 million in the same period of fiscal 2011.

Inergy will host a live conference call and internet webcast on January 31, 2012, at 11:00 a.m. Central Time to discuss the results of operations for the quarter ended December 31, 2011; provide an update on its business outlook; and discuss its business strategy. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 46666307.

Recent Events

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.705 per limited partner unit ($2.82 annually) for the quarter ended December 31, 2011. The distribution will be paid on February 14, 2012.

On December 21, 2011, Inergy completed the initial public offering of its Northeast natural gas storage and transportation business forming a new partnership called Inergy Midstream, L.P. (“Inergy Midstream”). Inergy Midstream offered 16,000,000 common units and the underwriters exercised their option to purchase an additional 2,400,000 common units. The Inergy Midstream common units began trading on the New York Stock Exchange on December 16, 2011, under the symbol “NRGM.” Inergy owns 75.2% of the outstanding limited partner units, the incentive distribution rights, and the managing general partner of Inergy Midstream.

In conjunction with the Inergy Midstream IPO on December 21, 2011, Inergy effectively received net proceeds from the IPO and related transactions of approximately $372.7 million and completed the following additional transactions:

•	paid in full the $300 million balance outstanding on the Term Loan Facility

•	tendered for approximately $94.2 million outstanding on the 2015 Senior Notes

•	tendered for $150 million of the $750 million outstanding on the 2021 Senior Notes

On December 21, 2011, Inergy Midstream entered into a new $500 million revolving credit facility (“NRGM Credit Facility”) with a December 2016 maturity date. Inergy Midstream borrowed $80 million under the NRGM Credit Facility to fund a cash distribution to Inergy for reimbursement of capital expenditures associated with its assets. Inergy and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the NRGM Credit Facility.

Inergy Midstream is expected to provide a number of benefits to Inergy including: an improved cost of capital in its midstream business, a valuable equity currency for its midstream growth plans, a reduction in current borrowings on the Inergy balance sheet, and a reduction in the future capital funding required at Inergy.

These benefits are important to Inergy as it continues to navigate a challenging operating environment primarily in its propane operations and to a lesser extent in the Texas natural gas storage market. For the twelve months ended December 31, 2011, Inergy generated distributable cash flow of approximately 68% of the total cash distributions paid for the period. Although there are a number of factors that may impact its operations through the remainder of this fiscal year, a material improvement in distribution coverage is not expected. As previously announced, management is conducting an evaluation of the operating businesses at Inergy, and is in the process of a major cost reduction initiative in its propane operations. In addition, management and the board of directors of Inergy are evaluating a reset of the quarterly distribution to a level that is supportable by the cash flow expected to be generated from Inergy’s businesses in the near term.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The Company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

About Inergy Midstream, L.P.

Inergy Midstream, L.P. (NYSE:NRGM), headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Our assets are located in the Northeast region of the United States.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that Inergy Midstream is expected to provide a number of benefits to Inergy and we expect to achieve cost savings in our propane business. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2011 and 2010

(in millions, except unit and per unit data)

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
Revenue:
Propane	$478.7	$427.1
Other	189.9	168.9

	668.6	596.0
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	374.4	288.4
Other	113.4	102.7

	487.8	391.1
Expenses:
Operating and administrative	82.6	84.5
Depreciation and amortization	48.7	46.4
Loss on disposal of assets	1.4	2.3

Operating income	48.1	71.7

Other income (expense):
Interest expense, net	(28.0)	(33.1)
Early extinguishment of debt	(24.9)	—
Other income	1.3	0.1

Income (loss) before income taxes	(3.5)	38.7
Provision for income taxes	0.1	0.2

Net income (loss)	(3.6)	38.5
Net (income) loss attributable to non-controlling partners in subsidiary	(0.1)	28.2

Net income (loss) attributable to partners	$(3.7)	$66.7

Total limited partners’ interest in net income (loss)	$(3.7)	$66.7

Net income (loss) per limited partner unit:
Basic	$(0.03)	$0.82

Diluted	$(0.03)	$0.72

Weighted-average limited partners’ units outstanding (in thousands):
Basic	122,556	81,619

Diluted	122,556	93,297

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
Supplemental Information:

Retail gallons sold	89.3	107.1

Cash and cash equivalents	$18.7	$19.3

Outstanding debt:
Inergy credit agreement:
Working capital facility	$—	$21.4
General partnership facility	—	120.0
Revolving loan facility	401.5	—
Inergy senior unsecured notes	1,200.8	1,650.0
Inergy fair value hedge adjustment on senior unsecured notes	0.1	(0.5)
Inergy Net bond/swap discount (e) (f)	10.9	(5.3)
Inergy other debt	17.2	21.5
NRGM credit facility (h)	80.2	—

Total debt	$1,710.7	$1,807.1

Total partners’ capital	$1,348.0	$1,130.4

Limited partner units outstanding (in thousands):
Common units	125,725	109,613
Class B units (g)	5,784	11,569

Total Common and Class B limited partner units	131,509	121,182

EBITDA:
Net income (loss)	$(3.6)	$38.5
Interest expense, net	28.0	33.1
Early extinguishment of debt	24.9	—
Provision for income taxes	0.1	0.2
Depreciation and amortization	48.7	46.4

EBITDA (a)	$98.1	$118.2

Non-cash (gain) loss on derivative contracts	0.1	(0.4)
Loss on disposal of assets	1.4	2.3
Long-term incentive and equity compensation expense	3.1	1.4
Transaction costs	—	8.6

Adjusted EBITDA (a)	$102.7	$130.1

Distributable cash flow:
Adjusted EBITDA (a)	$102.7	$130.1
Cash interest expense (b)	(26.3)	(31.4)
Maintenance capital expenditures (c)	(4.0)	(2.5)
Income tax expense	(0.1)	(0.2)
Inergy Midstream distributions declared for minority unitholders (i)	(0.7)	—

Distributable cash flow (d)	$71.6	$96.0

EBITDA:
Net cash provided by operating activities	$23.2	$20.6
Net changes in working capital balances	36.0	69.2
Non-cash early extinguishment of debt	(8.3)	—
Provision for doubtful accounts	0.1	0.8
Amortization of deferred financing costs, swap premium and net bond discount	(1.5)	(2.0)
Long-term incentive and equity compensation expense	(3.1)	(1.4)
Loss on disposal of assets	(1.4)	(2.3)
Deferred income tax	0.1	—
Interest expense, net	28.0	33.1
Early extinguishment of debt	24.9	—
Provision for income taxes	0.1	0.2

EBITDA	$98.1	$118.2

Non-cash (gain) loss on derivative contracts	0.1	(0.4)
Long-term incentive and equity compensation expense	3.1	1.4
Loss on disposal of assets	1.4	2.3
Transaction costs	—	8.6

Adjusted EBITDA	$102.7	$130.1

(a)	EBITDA is defined as income (loss) before taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships. Subsequent to the Inergy Midstream, L.P. initial public offering, this amount includes the distributable cash flow of Inergy Midstream except that which has been paid or declared payable to the public unitholders of Inergy Midstream.

(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.

(f)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

(g)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units will pay distributions in kind rather than in cash for a certain period of time. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.

(h)	Inergy and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the NRGM Credit Facility.

(i)	The amount of distributions are to be received by Inergy Midstream’s minority unitholders based on the $0.04 distribution declared on January 27, 2012.